Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (“Agreement”) is made on July 31, 2012 by and between Medical Connections Holdings Inc., a Florida corporation with a principal place of business located at 4800 T-Rex Avenue, Suite 310, Boca Raton, FL 33431 (“MCH”), Medical Connections, Inc., a Florida corporation with a principal place of business located at 4800 T-Rex Avenue, Suite 310, Boca Raton, FL 33431 (“Seller”), and Trustaff Medical Connections, LLC, an Ohio limited liability company with a principal place of business located at 4270 Glendale Milford Rd. Cincinnati, OH 45242 (“Purchaser”).

WHEREAS, Seller is a wholly-owned subsidiary of MCH; and

WHEREAS, Seller is willing to sell to Purchaser, but only as specifically provided herein, and Purchaser is willing to buy from Seller upon the terms and conditions hereinafter set forth, all right, title and interest of the Seller in and to the Assets (as hereinafter defined); and

WHEREAS, Purchaser is desirous of purchasing the Assets all subject to the terms and conditions set forth herein; and

WHEREAS, MCH and its Board of Directors have consented to the sale of the Assets and Seller and its Board of Directors and its shareholder have consented to the sale of the Assets and no other corporate consents for either Seller or MCH are required; and

WHEREAS, the Purchaser and its Member have consented to the purchase of the Assets and no other limited liability company consents for the Purchaser are required.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

DEFINED TERMS:

Where used herein or in any amendments hereto, the following terms shall have the following meanings except as defined otherwise in this Agreement.

1.1.       “ACCOUNTS PAYABLE” means all accounts and indebtedness, whether trade or otherwise, payable by Seller or owed in connection with Seller’s ownership or operation of the Business or the Assets.

1.2.       “ACCOUNTS RECEIVABLE BALANCE” means the balance of the accounts receivable for the Business as shown on the Business records on the day immediately prior to the Closing Date, less the amount of any reserves maintained on such accounts receivable as shown on the Business records on the day immediately prior to the Closing Date.

1.3.       “ASSETS” shall have the meaning provided in Section 2.1 below.

1.4.       “BEST EFFORTS” when used in this Agreement shall mean the efforts that a prudent person or entity desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a person or entity required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits of this Agreement to the person or entity and the contemplated transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

1.5.       “BUSINESS” means the business operations of any kind or nature carried on by MCI as of the Closing Date.

1.6.       “BUSINESS DAY” means any day except Saturday, Sunday, or any statutory holiday in the State of Ohio, U.S.A.

1.7.       “CLOSING DATE” means July 31, 2012 or such earlier date as agreed to by the parties.

1.8.       “EXCLUDED ASSETS” shall have the meaning provided in Section 2.2 below.

1.9.       “INTELLECTUAL PROPERTY” means trade names, trademarks, trade secrets, customer lists, client lists, marketing material, website(s), domain names, email addresses, telephone numbers, facsimile numbers, software, patents and patent rights, copyrights, applications for the foregoing, slogans, fictitious names, and all other similar rights or property included in the Assets.

1.10.     “KNOWLEDGE” means, with respect to modifying any representation and warranty of Seller that Seller has no knowledge that the representation and warranty is not true and correct in all material respects and that: (a) Seller has made such investigations, and has made such inquiries of officers, directors and responsible employees of Seller and of legal counsel, independent auditors, and other persons who have performed services for Seller, as shall be reasonably necessary to determine the accuracy of such representation and warranty, and (b) nothing has come to Seller’s attention in the course of that investigation and review or otherwise, which would cause Seller, in the exercise of due and diligent care (in accordance with the standards of what a reasonable man in similar circumstances would have done to satisfy himself as to the accuracy of the representation and warranty) to believe that the representation and warranty is not true and correct in all material respects.

1.11.     “PURCHASE PRICE” shall have the meaning provided in Section 3.1 below.

1.12.     “Tax” or “Taxes” includes (a) any federal, state, local or foreign income, gross receipts, capital, franchise, import, goods and services, value added, sales and use, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee withholding, unclaimed property, escheat or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (b) any liability for the payment of any amounts of the type described in (a) as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in (a) or (b) as a result of being a transferee or successor to any person or entity or as a result of any express or implied obligation to indemnify any other person or entity.

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1.13.     “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

ARTICLE II.

SALE OF ASSETS

2.1.        Upon the terms and subject to the conditions provided in this Agreement, Seller shall, at the Closing and as of the Closing Date (as those terms are hereinafter defined), convey, sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of any encumbrances, all of Seller’s right, title and interest in and to all of the assets of Seller used or usable in the conduct of the Business, whether constituting personal, tangible, intangible, or mixed personal property, of every kind and description, and whether or not in the possession or control of Seller, including, without limitation, the following (hereinafter collectively referred to as the “Assets”):

(a)       Any and all tangible assets including but not limited to, furniture, fixtures, office and computer equipment, leaseholds, enterprise operating and desktop software and license agreements thereto, a complete and accurate list of which is attached as Schedule 2.1(a);

(b)       Any and all intangible rights and property of Seller including, but not limited to, goodwill, slogans, fictitious names, trademarks, trade names, domain names, patent applications, trademark registration applications, licenses, telephone numbers, facsimile numbers, websites, email addresses, and listings directly or indirectly related to the Business, a complete and accurate list of which is attached as Schedule 2.1(b).

(c)       Any and all customer and client lists, books, records and correspondence relating to the present, former, and prospective customers of Seller (hereinafter sometimes referred to as the “Customers”). A complete and accurate list of the present Customers as of the day prior to the Closing Date is attached as Schedule 2.1(c).

(d)       Any and all data and records related to the Business including referral sources, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, correspondence and other similar documents and records relating to the Business.

(e)       Any and all files, papers, books, records, sales and advertising materials and records, technical and user manuals, sales and purchase correspondence, permits, licenses, certificates of any governmental body pertaining to the Business.

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(f)       Any and all intellectual property rights and proprietary expertise, including, without limitation, proprietary information, technical and technological data, know-how, processes, computer programs, and trade secrets, relating to the Business, a complete and accurate list of which is attached as Schedule 2.1(f).

(g)       Any and all permits, authorizations, approvals or indicia of authority to conduct the Business as issued by any government branch, department, commission, board, bureau, agency or other authority of the United States or any state or political subdivision thereof or any foreign government, a complete and accurate list of which is attached as Schedule 2.1 (g).

(h)      All Contracts.

(i)       Any and all accounts or notes receivable, a complete and accurate list of which as of the day immediately prior to the Closing Date is attached as Schedule 2.1(i).

(j)       All pre-paid expenses, deposits paid to third parties and retentions, except for the Leasehold Security Deposit and Tax Refunds.

(k)      All goodwill relating to any of the foregoing.

The transfer of Assets to Purchaser pursuant to this Agreement shall not include the assumption of any liability related to the Assets unless Purchaser expressly assumes that liability pursuant to Section 3.3 below.

2.2.        Notwithstanding anything to the contrary contained in Article II, the following assets of Seller used in the conduct of the Business (collectively the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of the Seller after Closing:

(a)       All cash, cash equivalents and short term investments.

(b)       All personnel or other records that Seller is required by law to retain in its possession, provided that Seller will provide Purchaser with one copy of all such records to the extent permitted by applicable law.

(c)       All claims for refunds of Taxes and other governmental charges of whatever nature (“Tax Refunds”).

(d)       Any security deposit owed to Seller by landlord pursuant to its lease of the Leased Premises (the “Leasehold Security Deposit”).

(e)       MCH’s website www.MCTHcorporate.com.

(f)       Those assets necessary to operate MCH to the extent that such assets are listed on Schedule 2.2(f).

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ARTICLE III.

PURCHASE PRICE FOR THE ASSETS

3.1.        Purchaser shall pay to Seller the sum of Eight Hundred Twenty-Five Thousand Dollars ($825,000) plus 90% of the Accounts Receivable Balance, subject to any adjustment amounts as hereinafter defined (the “Purchase Price”). Purchaser may pay part of the Purchase Price directly to Seller’s creditor Paragon Financial Group, Inc., as described in the Closing Instructions (defined below in Section 4.3). To the degree Purchaser is required to pay Paragon Financial Group, Inc. the face value of Accounts Receivable, the difference between the face value and 90% of the Accounts Receivable Balance will be deducted from the Purchase Price. In addition, Purchaser may pay part of the Purchase Price directly to recruiters who are owed bonuses or commissions for employees placed by the recruiter prior to the Closing Date.

3.2.        The Purchase Price shall be subject to credits and adjustments for any rents, prepaid items and other similar items with respect to Assumed Liabilities, client or Customer contracts, license fees, and other pre-paid or unpaid costs and expenses, but only to the extent that any such items are listed on Schedule 3.2 (collectively the “Adjustment Amount”). The Adjustment Amount shall be reflected on the closing statements to be executed and delivered by the Seller and Purchaser at Closing as hereinafter provided.

3.3.        On the Closing Date, Purchaser shall assume and agree to discharge any liability arising after the Closing Date under the Contracts listed on Schedule 3.3 (the “Assumed Contracts”) other than a liability where the occurrence or event giving rise to such liability occurred on or prior to the Closing Date. In addition, Purchaser shall assume obligations for paid time off and vacation due to employees of Seller whom Purchaser hires on the Closing Date (the “Assumed Liabilities”).

3.4.        Except for the Assumed Liabilities, the Purchaser shall assume no liabilities or other obligations, commercial or otherwise, of Seller or MCH whether known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise.

3.5.        Without in any way limiting the generality of the foregoing, Purchaser shall not assume any obligation or liability of Seller or MCH with respect to the following: (i) any transaction involving Seller or MCH occurring after the Closing Date; (ii) any liability for Taxes, fees, assessments or other similar charges; (iii) any liability for defects in products sold or services performed by Seller or MCH on or prior to the Closing Date; (iv) except for paid time off and vacation due to employees of Seller whom Purchase hires on the Closing Date, any responsibility of Seller or MCH with respect to salary, wages, vacation pay, savings plans, severance pay, deferred compensation, or other obligations for the benefit of any employee of Seller or MCH including pension benefits accrued (vested or unvested), or arising out of their employment through the Closing Date, for which Seller or MCH (as the case may be) shall be liable; (v) any liability or obligation incurred in connection with or related to the transfer of the Assets pursuant hereto including, but not limited to sales Taxes, transfer Taxes or stamp Taxes; (vi) any liability of any kind whatsoever resulting from the failure of Seller or MCH to comply with the requirements of all applicable building, fire, zoning and environmental laws, employment and wage and hour laws, laws relating to occupational health and safety and other laws applicable to Seller or MCH; (vii) any liability under any Assumed Contract to the extent such liability arises out of Seller’s or MCH’s failure to perform their obligations thereunder to the extent performance is due on or prior to the Closing Date; (viii) any indebtedness of Seller or MCH to any banks or other lending institutions; (ix) liabilities in respect of any pension, profit sharing or other employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) of Seller or MCH; and (x) any liability, obligation or account payable of Seller or MCH that is not included in the Assumed Liabilities.

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3.6.        The aggregate purchase price, including any liabilities assumed that are treated as liabilities for Tax purposes, payable pursuant to this Agreement shall be allocated among the Assets in accordance with Schedule 3.6. The allocations on that schedule shall be amended to reflect any adjustment to the aggregate purchase price under this Agreement. MCH, Seller and Purchaser shall file all Tax Returns consistent with the allocations determined pursuant to this Section.

ARTICLE IV.

CLOSING AND ESCROW

4.1.        Escrow Agent. Seller and Purchaser hereby authorize Cors & Bassett, LLC, 537 E. Pete Rose Way, Suite 400, Cincinnati, OH 45202 to act as the escrow agent for the Closing of this transaction (“Escrow Agent”). Escrow Agent shall hold all Closing funds (the “Funds”) due under this Agreement in a non-interest bearing account in a financial institution of its choosing. In the event of doubt as to Escrow Agent’s duties or liabilities under the provisions of this Article of the Agreement, the Escrow Agent may, in Escrow Agent’s sole discretion, continue to hold the Funds until the parties mutually agree in writing to the disbursement thereof, or until a judgment of court of competent jurisdiction shall determine the rights of the parties thereto, or the Escrow Agent may institute an action for interpleader of the Funds, or any portion thereof, and deliver the Funds, or any portion thereof, to the Clerk of the Court for Hamilton County, Ohio, in connection with such action, and upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall terminate, except to the extent of accounting for the Funds, if any, paid out of escrow. In the event of any suit to which the Escrow Agent is made a party by virtue of acting as Escrow Agent under this Article, including but not limited to an action for interpleader initiated by Escrow Agent, Escrow Agent shall be entitled to recover its reasonable attorneys’ fees and costs incurred at the trial and all appellate levels of litigation from the non-prevailing party, or in the case of an interpleader action, from the Funds deposited with the court and the non-prevailing party. Purchaser, Seller, and MCH hereby jointly indemnify and hold the Escrow Agent harmless from and against any loss, liability, claim or damage whatsoever (including reasonable attorneys’ fees and court costs at trial and all appellate levels) the Escrow Agent may incur or be exposed to in its capacity as Escrow Agent under this Article except for gross negligence or willful misconduct. The Escrow Agent shall not be liable to either party for misdelivery of any Funds held in escrow unless such misdelivery shall be due to gross negligence or wanton and willful misconduct on Escrow Agent’s part. The parties acknowledge that the Escrow Agent is Purchaser’s attorney. In the event that any dispute arises between Purchaser and either Seller, MCH or both, Escrow Agent may continue to represent Purchaser as Purchaser’s legal counsel regardless of whether or not the Escrow Agent continues to hold the Funds, or any portion thereof.

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4.2.        Closing Date and Time. The Closing of the transactions contemplated by this Agreement, and all deliveries to be made at such time in connection therewith, shall take place at the offices of Cors & Bassett, LLC, 537 E. Pete Rose Way, Suite 400, Cincinnati, OH 45202 upon the satisfaction of all of the conditions set forth in this Agreement on July 31, 2012, or at such other time and place agreed upon by Seller and Purchaser (the Closing and the date of closing are herein referred to as the “Closing” and the “Closing Date,” respectively). The Closing may be conducted by facsimile or email and subsequent delivery of original signed agreements.

4.3.        Escrow Closing. Purchaser and Seller (or their respective counsel on behalf of Purchaser and Seller) shall execute letters of escrow closing instructions (the “Closing Instructions”) which will provide that, on the Closing Date: (a) Seller and Purchaser shall each deposit with the Escrow Agent all of the documents and instruments described herein (the “Closing Documents”); (b) Purchaser shall deposit with the Escrow Agent the Purchase Price required to be paid after all prorations, adjustments and credits required to be made under this Agreement (the “Adjusted Purchase Price”); and (c) the Closing Instructions shall include the names, dollar amounts, and payment instructions for creditors of all Accounts Payable, including but not limited to Paragon Financial Group, Inc. and all recruiters that have bonuses, commissions or payments due, no later than one day prior to the Closing Date, all of which shall be set forth on, and mutually agreeable pursuant to, the Closing Statement. Upon receipt of the Adjusted Purchase Price, and the satisfaction of all other conditions set forth in the Closing Instructions, the Escrow Agent shall be authorized and directed as of the Closing Date to disburse the Adjusted Purchase Price as follows:

(a)       to each of the creditors of the Accounts Payable, including but not limited to Paragon Financial Group, Inc., the amount set forth in the Closing Instructions as due to the creditor, plus in the case of Paragon Financial any per diem due to Paragon Financial Group, Inc. in the event the Closing Date is not the date shown on the Closing Instructions; and

(b)       to the Escrow Agent, $120,000 (the “Escrow Amount”) to be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement entered into on the date of this Agreement among Seller, MCH, Purchaser and Escrow Agent (the “Escrow Agreement”); and

(c)       the balance, if any, to Seller.

Escrow Agent shall release and deliver the Closing Documents to the appropriate parties, all in strict accordance with the Closing Instructions. After the Closing, the Escrow Agent shall hold and disburse the Escrow Amount in accordance with the Escrow Agreement.

ARTICLE V.

DOCUMENTS TO BE DELIVERED AT CLOSING

5.1.        At the Closing, the parties shall deliver the following original documents, each executed and, if required, acknowledged:

(a)      Seller and Purchaser shall execute and deliver to each other closing statements (the “Closing Statement”).

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(b)      Seller shall deliver to Purchaser a duly executed Bill of Sale, conveying, selling, transferring and assigning to Purchaser all of the Assets free and clear of any and all defects, liens, encumbrances, charges and equities whatsoever.

(c)      Seller shall execute or endorse and deliver to Purchaser other duly executed documents, and instruments of sale, assignment or transfer, and conveyance including, but not limited to, assignments of contract rights, licenses, intellectual property, or leases as may be reasonably requested, and in form suitable to Purchaser and its legal counsel, as are necessary or desirable in order to vest or evidence title thereto in Purchaser.

(d)      Seller shall use its best efforts to have executed and delivered to Purchaser assignments of contracts with any of Seller’s Customers designated by Purchaser after review of Seller’s Customers listed by revenue to Seller, duly consented to by the Customers and in form and substance satisfactory to Purchaser in its sole discretion and to Purchaser’s legal counsel.

(e)      Seller and MCH each shall deliver to Purchaser a certificate (the “Seller Closing Certificates”) as to the accuracy of the Seller’s and MCH’s representations and warranties as of the date of this Agreement and as of the Closing, and as to the Seller’s and MCH’s compliance with and performance of its covenants and obligations to be performed or complied with on or before Closing.

(f)       Seller shall deliver to the Purchaser all books and records of the Seller relating or referring to the Seller’s Business, its Customers, Assets, and the Assumed Liabilities.

(g)      Seller and MCH shall deliver to Purchaser copies of (i) certificates of good standing for Seller and MCH in the jurisdiction of MCI’s and MCH’s state of incorporation, (ii) the written consent of the Board of Directors of Seller and MCH authorizing this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby, and (iii) the written consent of the Seller’s shareholder authorizing this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby.

(h)      Seller shall deliver to the Purchaser all necessary consents of third parties to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(i)       Seller and MCH shall deliver to the Purchaser an opinion of Seller’s and MCH’s counsel in form and substance satisfactory to Purchaser and its counsel.

(j)       Purchaser shall pay the Purchase Price for the Assets in accordance with the terms of this Agreement.

(k)      Purchaser shall deliver to Seller a fully executed assumption agreement for the Assumed Liabilities in a form acceptable to Purchaser and Seller.

(l)       Purchaser shall deliver to Seller a duly executed certificate as to the accuracy of the Purchaser’s representations and warranties as of the date of this Agreement and as of the Closing, and as to the Purchaser’s compliance with and performance of its covenants and obligations to be performed or complied with on or before Closing

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(m)     Purchaser shall deliver to Seller copies of (i) certificate of good standing in the jurisdiction of the Purchaser’s formation, and (ii) the written consent of the Member of Purchaser authorizing this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby.

(n)      Seller shall deliver to Purchaser a Consent to Assignment of Lease, duly executed by Seller and the landlord of the Leased Premises, and Purchaser shall deliver to Seller Purchaser’s duly executed counterpart of the Consent to Assignment of Lease, or in lieu thereof Purchaser and the landlord of the Leased Premises shall have entered into a new lease for the Leased Premises in form satisfactory to Purchaser, the landlord of the Leased Premises, and Seller.

(o)      Seller shall deliver to Purchaser such documents, certificates, and consents as Purchaser may consider appropriate in order to assure Purchaser’s collection of the accounts receivable after the Closing.

(p)      Seller and Purchaser shall each deliver to the other their signed counterparts to the Escrow Agreement, which shall also be duly signed by the Escrow Agent and MCH.

(q)      Seller shall deliver to the Purchaser non-competition agreements (collectively, the “Executive Noncompetition Agreements”) duly executed by Jeff Rosenfeld, Anthony J. Nicolosi a/k/a Anthony Peluso and Brian Neill (collectively, the “Executives”), all in form acceptable to Purchaser.

ARTICLE VI.

SURVIVAL AND CROSS INDEMNITIES

6.1.        Seller and MCH, jointly and severally, hereby undertake and agree to indemnify Purchaser, its employees, officers, member, managers, and employees, officers, directors and owners of its member and hold it and them harmless against and in respect of all claims, debts, liabilities, obligations, damages, losses, or expenses arising out of or related to the following:

(a)       all debts, liabilities, accounts payable, Taxes and obligations of Seller or MCH, whether absolute or contingent, arising out of or in connection with the Assets, Customers of the Business, the operation of the Business, and all other matters concerning or in any way related to or involving the Business which arise or which may arise in connection with the Business on or prior to the Closing Date, including, but not limited to, the Accounts Payable and all other liabilities and obligations described in this Agreement, whether or not such liabilities or obligations are asserted prior to the Closing Date or thereafter, except for the Assumed Liabilities; and

(b)       any aspect of Seller or MCH, or in any way related to the Business, where the occurrence giving rise to such liability, claim or action takes place on or prior to the Closing Date; and

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(c)       any breach or inaccuracy of Seller’s or MCH’s representations, covenants and warranties contained in this Agreement or in any documents or agreements executed and delivered by Seller or MCH in connection with the transactions contemplated by this Agreement; and

(d)       any breach of covenant or obligation of Seller or MCH in this Agreement or in any other certificate, document, agreement, writing or instrument delivered by Seller or MCH pursuant to this Agreement; and

(e)       any inaccuracy or breach of any representation or warranty made by Seller or MCH in this Agreement, the Seller’s Closing Certificate, any transfer instrument, or any other certificate, document, writing or instrument delivered by Seller or MCH pursuant to this Agreement; and

(f)       any breach by Seller or MCH of any agreement, document or instrument to which Seller or MCH is a party, whenever occurring, that causes a claim against Purchaser; and

(g)       any sales Taxes or other federal, state or local Taxes, interest, and penalties due on the asset sale under this Agreement; and

(h)       any amounts resulting from failure to comply with any applicable bulk sales law; and

(i)        any brokerage or finder’s fee or commissions or similar payments based upon any agreement or understanding made or alleged to have been made by any person or entity with Seller or MCH in connection with the transactions contemplated by this Agreement; and

(j)        any breach or violation of the Executive Noncompetition Agreements by the Executives; and

(k)       any and all actions, suits, proceedings, demands, assessments, judgments, costs and reasonable legal and other expenses incident to any of the foregoing through trial and all levels of appeal.

6.2.        Purchaser hereby undertakes and agrees to indemnify Seller (and their employees, directors and officers, and their respective successors and assigns) and hold them harmless against and in respect of all claims, debts, liabilities, obligations, damages, losses, or expenses arising out of or related to the following:

(a)       all debts, liabilities and obligations of Purchaser whether absolute or contingent arising out of or in connection with the Assets, Customers of the Business, and all other matters concerning or in any way related to or involving the Business operated by Purchaser after the Closing Date, including, but not limited to, the Assumed Liabilities but excluding any claims, debts, liabilities, or obligations for which Seller or MCH is to provide indemnification for pursuant to Section 6.1 above; and

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(b)       any claim for a brokerage fee, finder’s fee or commission based upon any agreement or understanding made or alleged to have been made by any person or entity with Purchaser in connection with the transactions contemplated by this Agreement; and

(c)       any Assumed Liabilities; and

(d)       any breach or inaccuracy of Purchaser’s representations, and warranties contained in this Agreement; and

(e)       any breach of any covenant or obligation of Purchaser in this Agreement or in any certificate, document, agreement, writing or instrument delivered by Purchaser pursuant to this Agreement; and

(f)       any and all actions, suits, proceedings, demands, assessments, judgments, costs and reasonable legal and other expenses incident to any of the foregoing through trial and all levels of appeal.

6.3.        The covenants of indemnity set forth in this Section are intended by the parties to be for the benefit of each other and their respective shareholders, officers and directors, members, and their respective successors, heirs, personal representatives and assigns. All of the covenants of indemnity set forth in this Section shall be deemed renewed by the parties at the Closing as if made at that time and shall survive indefinitely after the Closing Date.

6.4.        Third Party Claims.

(a)       Promptly after receipt by a person or entity entitled to indemnity under Article VI (an “Indemnified Person”) of notice of the assertion of a claim from any person or entity that is not a party to this Agreement (a “Third-Party Claim”) against it, the Indemnified Person shall give notice to the person obligated to indemnify under Article VI (an “Indemnifying Person”) of the assertion of the Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of the Third-Party Claim is prejudiced by the Indemnified Person’s failure to give notice.

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(b)       If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 6.4(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of the Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a person or entity against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend the Third-Party Claim and provide indemnification with respect to the Third-Party Claim or (iii) the Third-Party Claim seeks to impose liability on the Indemnified Person other than money damages or (iv) the Third-Party Claim relates to the Indemnified Person’s relationship with any customer, supplier or employee), to assume the defense of the Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of the Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts the defense, be liable to the Indemnified Person under this Article VI for any fees of other counsel or any other expenses with respect to the defense of the Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of the Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) the assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of the Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of any federal, state, local, municipal, foreign, international or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty (“Legal Requirement”) or any violation of the rights of any person or entity; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of the Third-Party Claims effected without its Consent and (D) the compromise or settlement includes as an unconditional term a release by all claimants and plaintiffs of all liability of the Indemnified Person with respect to such claim. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of the Third-Party Claim, the Indemnifying Person will be bound by any determination made in the Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)       Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it, or as the case may be, its shareholders, officers, and directors and their respective successors, heirs, personal representatives and assigns for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle the Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)       Notwithstanding any other provision contained in this Agreement, Seller and MCH hereby consent to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Purchaser Indemnified Person for purposes of any claim that a Purchaser Indemnified Person may have under this Agreement with respect to the proceeding or the matters alleged therein and agree that process may be served on Seller and MCH with respect to such a claim anywhere in the world.

(e)       With respect to any Third-Party Claim subject to indemnification under this Article VI: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other person or entity fully informed of the status of the Third-Party Claim and any related proceedings at all stages thereof where the person or entity is not represented by its own counsel, and (ii) the parties agree (at the Indemnifying Person’s expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

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(f)       With respect to any Third-Party Claim subject to indemnification under this Article VI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will in respect of any Third-Party Claim in which it has assumed or participated in the defense avoid production of confidential information and trade secrets (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

6.5        Other claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after the notice.

ARTICLE VII.

COVENANTS

7.1.        Covenants of the Seller and MCH. Seller and MCH each covenant and agree as follows throughout the period from the date hereof through and including the Closing:

(a)       Further Assurance. From the date hereof, Seller and MCH shall take all such action, both before and after the Closing, as may be necessary or appropriate to consummate the transactions provided for in this Agreement in accordance with the representations, warranties, conditions, covenants, and agreements contained herein, and shall refrain from taking any action which would result in any of such representations or warranties not being true and correct, or any of such covenant or condition not being satisfied, at the Closing.

(b)       Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Purchaser, Seller and MCH shall (a) afford Purchaser and its representatives (collectively, “Purchaser Group”) full and free access, during regular business hours, to the books, records, and other data concerning the Business. Such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Purchaser Group with copies of all such books, records, and other data as Purchaser may reasonably request; (c) furnish Purchaser Group with such additional financial, operating and other relevant data and information as Purchaser may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the assets and financial condition related to Seller’s Business.

(c)       Conduct of Business. Seller and MCH shall conduct the Business only in the ordinary course and in accordance with the sound business practices in the manner in which the Business and operations have been previously conducted. Seller and MCH shall confer with Purchaser prior to implementing operational decisions of a material nature. Seller and MCH shall keep in full force and effect, without amendment, all legal rights relating to the Business. Seller and MCH shall comply with all legal requirements and contractual obligations applicable to the operations of the Business. Seller and MCH shall maintain all books and records relating to the Business, in the ordinary course of the business.

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(d)       Notification. Between the date of this Agreement and the Closing, Seller shall promptly notify Purchaser in writing if Seller or MCH becomes aware of (a) any fact or condition that causes or constitutes a breach of or inaccuracy in any of Seller’s or MCH’s representations and warranties made as of the date of this Agreement or (b) the occurrence of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of or inaccuracy in any Seller or MCH representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or MCH’s discovery of, the fact or condition. During the same period, Seller also shall promptly notify Purchaser of the occurrence of any breach of any covenant of Seller or MCH in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions otherwise contained in this Agreement impossible or unlikely.

(e)       Authorization from Others. Seller shall obtain all authorizations, consents and approvals of third parties and/or governmental agencies that may be required to permit the consummation of the transactions contemplated by this Agreement.

(f)       Consummation of Agreement. Seller shall use its best efforts to satisfy all conditions to the Closing to the end that the transactions contemplated by this Agreement shall be fully carried out.

(g)       Business Intact; Relationships With Customers and Suppliers. Seller shall use its best efforts to keep intact the Seller’s Business, and to maintain the goodwill of the Customers and the distributors and suppliers and other persons having business dealings with Seller relating to the Seller’s Business.

(h)       Regulatory Filings. The Seller will furnish to the Purchaser such necessary information and reasonable assistance as the Purchaser may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency. Seller and MCH agree to timely file any information, reports, applications or notices required to be filed in connection with the transactions contemplated by this Agreement and to provide a copy of such to Purchaser.

(i)       No Negotiation. Until such time as this Agreement shall be terminated neither Seller nor MCH shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any person or entity (other than Purchaser) relating to any business combination transaction involving the Business or the sale of the Business or any of the Assets (other than in the ordinary course of business). Seller shall notify Purchaser of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller, MCH or its agents.

(j)       Payment of Liabilities. Seller shall pay or otherwise satisfy in the ordinary course of business all of its liabilities and obligations.

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(k)       Best Efforts. Seller shall use its best efforts to cause the conditions in this Agreement to be satisfied.

7.2.        Covenants of the Purchaser. Purchaser covenants and agrees as follows throughout the period from the date hereof through and including the Closing:

(a)       Further Assurance. From the date hereof, Purchaser shall take all such action, both before and after the Closing, as may be necessary or appropriate to consummate the transactions provided for in this Agreement in accordance with the representations, warranties, conditions and agreements contained herein, and shall refrain from taking any action which would result in any of its representations or warranties not being true and correct, or any conditions not being satisfied, at the Closing.

(b)       Best Efforts. Purchaser shall use its best efforts to cause the conditions in this Agreement to be satisfied.

(c)       Notification. Between the date of this Agreement and the Closing, Purchaser shall promptly notify Seller in writing if Purchaser becomes aware of (a) any fact or condition that causes or constitutes a breach of or inaccuracy in any of Purchaser’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of or inaccuracy in any Purchaser representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Purchaser’s discovery of, that fact or condition.

(d)       Authorization from Others. Purchaser shall use its best efforts to obtain all authorizations, consents and approvals of third parties and/or governmental agencies that may be required to permit the consummation of the transactions contemplated by this Agreement.

(e)       Consummation of Agreement. Purchaser shall use its best efforts to satisfy all conditions to the Closing to the end that the transactions contemplated by this Agreement shall be fully carried out.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

8.1         Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows:

(a)       Organization. Purchaser is a limited liability company duly organized, validly existing and in full force and effect under the laws of Ohio, with full limited liability company power and authority to conduct its business as it is now conducted.

(b)       Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Upon the execution and delivery by Purchaser of each of the Purchaser’s documents executed in connection with the Closing (the “Purchaser’s Closing Documents”) they will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms. Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Purchaser’s Closing Documents and to perform its obligations under this Agreement and the Purchaser’s Closing Documents, and that action has been duly authorized by all necessary limited liability company action.

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(c)       No Violation. Neither the execution and delivery of this Agreement by Purchaser nor the consummation or performance of any of the contemplated transactions by Purchaser will give any person or entity the right to prevent, delay or otherwise interfere with any of the transactions contemplated by this Agreement pursuant to:

(i)       any provision of Purchaser’s articles of organization, operating agreement, equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of Purchaser or relating to the rights, duties and obligations of the equity holders of Purchaser, and any amendment or supplement to any of the foregoing;

(ii)      any resolution adopted by the Member of Purchaser;

(d)       Proceedings. There is no pending proceeding that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any transaction contemplated by this Agreement.

(e)       Broker Fees. Neither the Purchaser nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement.

8.2        Survival. All of the representations and warranties set forth in this Article VIII shall be deemed renewed by Purchaser at the Closing as if made at that time and shall survive for a period of two years after the Closing Date.

ARTICLE IX.

REPRESENTATIONS AND WARRANTIES OF SELLER AND MCH

The Seller and MCH, jointly and severally, represent and warrant to Purchaser as follows:

9.1        Organization. Seller and MCH are duly organized, validly existing and in good standing under the laws of the State of Florida. Seller and MCH have all requisite power and authority, corporate or otherwise, to carry on and conduct the Business (and as to MCH, its business) as now being conducted, and to own or lease its respective properties and assets, Seller has no subsidiaries, and MCH has no other operating subsidiaries other than Seller.

9.2        Qualification to do Business. Seller is qualified to do business in the states listed on Schedule 9.2. There are no additional states in which Seller’s failure to qualify to do business would have a material adverse effect on the Business.

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9.3        Records. The copies of Seller’s and MCH’s records that have been or will be delivered to Purchaser are true, correct and complete copies of existing company records of Seller or MCH, as the case may be, in effect as of the date of their delivery. The copies of the minutes of directors’ and shareholders’ meetings and the stock or equity books of Seller and MCH that have been or will be reviewed by Purchaser are true, correct and complete copies of the existing records of directors’ and shareholders’ meetings and equity issuances through and including the date of their delivery.

9.4        Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Seller and MCH, enforceable against them in accordance with its terms. Upon the execution and delivery by Seller and MCH of each of the documents executed by them in connection with the Closing (the “Seller Closing Documents”) they will constitute the legal, valid and binding obligation of Seller and MCH, enforceable against Seller and MCH in accordance with their respective terms. Seller and MCH have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller Closing Documents and to perform their respective obligations under this Agreement and the Seller Closing Documents, and such action has been duly authorized by all necessary corporate action.

9.5        No Violation. Neither the execution and delivery of this Agreement by Seller or MCH nor the consummation or performance of any of the contemplated transactions by Seller or MCH will give any person or entity the right to prevent, delay or otherwise interfere with any of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the transactions contemplated by this Agreement will give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement relating to the Business.

9.6        Broker Fees. Neither the Seller, MCH nor any of their respective representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement.

9.7        Assets. The Assets constitute (i) all of the assets, tangible, intangible, personal, or mixed, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller, and (ii) include all of the operating assets that constitute the Business. Seller owns good and transferable title to all of the Assets free and clear of any charge, claim, condition, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership (collectively “Encumbrances”) other than those identified in Schedule 9.7.

9.8        Accounts Receivable. All accounts receivable that are owed to Seller’s Business are listed on Schedule 9.8 (collectively the “Accounts Receivable”). The Accounts Receivable represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of Seller’s Business. Except to the extent paid prior to the Closing Date and to the knowledge of Seller, the Accounts Receivable are or will be as of the Closing Date current and collectible, without resort to litigation, at the face amount (less any reserves on the books and records of the Business that were taken into account in determining the Accounts Receivable Balance) in accordance with their terms but in no event later than 90 days after the Closing Date. There is no contest, claim, defense or right of setoff under any agreement, or contract with any account debtor of an Account Receivable relating to the amount or validity of the Account Receivable.

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9.9        Accounts Payable. Attached as Schedule 9.9 is a complete and accurate list of all Accounts Payable that are outstanding as of the day immediately prior to the Closing Date.

9.10      Financial Statements.

(a)       The attached Schedule 9.10(a) consists of (i) MCH’s audited consolidated balance sheets as of December 31, 2011 and December 30, 2010 and the related statements of income and cash flows for the fiscal years then ended and (ii) MCH’s unaudited consolidated balance sheet as of June 30, 2012 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the six months ended June 30, 2012 and 2011 (collectively, the “Financial Statements”). The Financial Statements have been prepared in conformity with United States Generally Accepted Accounting Principles (“GAAP”) and present fairly in all respects the financial condition and results of operations of the Business as of the times and for the periods referred to therein in accordance with GAAP, subject to, in the case of the Financial Statements for the six months ended June 30, 2011 and 2012, (i) changes resulting from normal year-end adjustments (which changes will not, individually or in the aggregate, be material to the financial position and results of operations of the Business), and (ii) the absence of footnote disclosures and other presentation items which, if presented, would not be materially different from those in MCH’s December 31, 2011 audited financial statements. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein.

(b)       There are no liabilities or obligations of any kind, whether accrued, absolute, fixed or contingent (together the “Liabilities”) relating to the Business, except for (i) Liabilities fully disclosed, provided for, reflected in, reserved against or otherwise described in the Latest Balance Sheet included in the Financial Statements (or in any notes thereto), (ii) Liabilities disclosed on Schedule 9.9, (iii) Liabilities which have arisen in Seller’s ordinary course of business consistent with past practice since June 30, 2012 (none of which is a liability for Taxes, breach of contract, breach of warranty, tort, infringement claim or lawsuit or a liability to repay or refund to any person any amount previously received by Seller or MCH), and (iv) Liabilities under this Agreement. The books and records of Seller and MCH have been maintained in accordance with GAAP, and fairly and accurately reflect, in all respects, on a basis consistent with past periods and throughout the periods involved, (i) the financial position of Seller and MCH and (ii) all transactions of Seller and MCH. Seller maintains an adequate system of internal controls.

9.11      No Conflict. Neither the execution and delivery nor the performance of this Agreement will directly or indirectly (a) violate any provision of law, or any judgment, writ, injunction, decree or order of any court or other governmental authority relating to Seller or MCH, or (b) violate any will, deed, mortgage, instrument, indenture, agreement, contract, other commitment or restriction to which Seller or MCH is a party or by which it is bound, or (c) be in conflict with, or result in or constitute a breach or default (or any occurrence which by lapse of time and/or giving of notice would constitute a breach of default), on the part of Seller or MCH, under any such will, deed, mortgage, instrument, indenture, agreement, contract, other commitment or restriction, or (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon the Assets.

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9.12      Compliance with Laws. To the knowledge of Seller, the Business is and since January 1, 2008 has been conducted in accordance with all applicable laws, rules, governmental regulations and judicial and administrative decisions, including without limiting the generality of the foregoing, laws, regulation and decisions concerning the employment of labor and environmental matters.

9.13      No Claims. There are no claims, litigation, actions, suits or proceedings, administrative or judicial, pending or threatened against or affecting Seller or MCH or that directly or indirectly involve or are related to the Business, or involving any of the Assets, at law or in equity or before any foreign, federal, state, local or other governmental authority, including, without limitation, any claim, proceeding, or litigation for the purpose of enjoining or preventing the consummation of this Agreement, or the transactions contemplated hereby, or otherwise claiming this Agreement, or any of the transactions contemplated hereby or the consummation thereof, is illegal or otherwise improper, nor to Seller’s and MCH’s knowledge is there any basis upon which any such claim, litigation, action, suit or proceeding could be brought or initiated.

9.14      Consents. Except as set forth on Schedule 9.14, no consent, authorization, license, permit, order, certificate or approval is required by any person, corporation, partnership, estate, trust, governmental agency or other person or entity not a party to this Agreement to the transactions contemplated by this Agreement.

9.15      Permits. To the knowledge of Seller and MCH, Seller and MCH hold and are in compliance with all permits, certificates, licenses, approvals, registrations and authorizations required by them under all laws, rules, and regulations in connection with the conduct of the Business as presently conducted (collectively, “Permits”). The Permits are listed on Schedule 9.14. No loss or expiration of any such Permit is pending or, to Seller’s or MCH’s knowledge, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

9.16      Intellectual Property. Schedule 9.16 sets forth a true and complete list of all Intellectual Property (other than “off-the-shelf” commercially available software) used in the conduct of the Business. Except as set forth on Schedule 9.16, the Intellectual Property owned by Seller constitutes all the Intellectual Property required for the operation of the Business as presently conducted. No claim or allegation has been asserted or, to the knowledge of Seller, threatened by any third party that the use or exploitation by Seller or MCH of any Intellectual Property infringes, misappropriates or violates the Intellectual Property of any third-party. All of the Intellectual Property identified in Schedule 9.16 is valid and enforceable. The operation of the Business does not infringe, misappropriate or violate any Intellectual Property of third parties. To the knowledge of Seller and MCH, no third party is infringing or misappropriating any Intellectual Property included in the Assets. Neither the execution, delivery or performance of this Agreement by Seller and MCH nor the consummation by Seller and MCH of the transactions contemplated by this Agreement will result in any limitation on, impairment of or reduction in Seller’s right, title or interest in or to any Intellectual Property or the validity or enforceability of any of the Intellectual Property. Seller and MCH have taken commercially reasonable steps to protect the confidentiality of the trade secrets of the Business.

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9.17      Contracts. Except as set forth on the attached Schedule 9.17, neither Seller nor MCH is a party to any: (a) any contract, agreement, or understanding, whether oral or written (“Contract”) with any Major Customer or Major Supplier; (b) Contract under which Seller or MCH has an unsatisfied payment obligation to the counterparty thereto in excess of $10,000; (c) Contract which prohibits Seller or MCH from freely engaging in business anywhere in the world; (d) Contract with any governmental body or authority; (e) Contract containing exclusivity; (f) Contract with any independent contractor that provides services for or on behalf of Seller; or (g) any other Contract (not described in this Section) whose termination could, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Business. True and complete copies of each Contract listed on Schedule 9.17 have been provided to Purchaser. Each of the Contracts listed on Schedule 9.17 is in full force and effect and is a valid and binding obligation of Seller or MCH, as the case may be, and, to Seller’s and MCH’s knowledge, the other parties thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and general principles of equity. Seller and MCH have performed all of their respective obligations under, and are not in default under, any Contract listed on Schedule 9.17, and, to the knowledge of Seller and MCH, each other party to each of the Contracts listed on Schedule 9.17 is not in default thereunder. There has been no termination or notice of default or, to Seller’s or MCH’s knowledge, any threatened termination or notice of default under any Contract listed on Schedule 9.17.

9.18.     Real Property. Seller owns no real property. The attached Schedule 9.18 contains a list, as of the date hereof, of all real property leased by Seller (the “Leased Premises”). Seller has a valid leasehold estate in all Leased Premises. There are no unsatisfied requests for any repairs, restorations or improvements to the Leased Premises. There are no ongoing repairs to the Leased Premises or Improvements being made by or on behalf of Seller or MCH, and all repairs for which payment is due have been paid for.

9.19      Disclosure. Neither this Agreement, nor any exhibit, schedule, certificate, instrument or other document furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. There is no fact which adversely affects or, may adversely affect the Business or condition (financial or otherwise) of Seller or MCH which has not been set forth herein, or in any exhibit, or schedule, certificate or other document furnished or to be furnished to Purchaser prior to the Closing Date pursuant hereto.

9.20      Customers. Schedule 9.20 sets forth a list of Seller’s thirty (30) largest customers (by revenue) for the years ended December 31, 2010 and 2011 and for the six month period ended June 30, 2012 (collectively, the “Major Customers”). Since December 31, 2010, no Major Customer has threatened to materially decrease or limit its purchases from Seller. Since December 31, 2010, no termination, cancellation or material limitation of, or any material modification or change in, the business relationship with Seller has occurred or, to the knowledge of Seller, has been threatened by any Major Customer.

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9.21      Suppliers. Schedule 9.21 sets forth a list of Seller’s ten largest suppliers (by dollar amount paid by Seller) for the years ended December 31, 2010 and 2011 and for the six-month period ended June 30, 2012 (collectively, the “Major Suppliers”). Since December 31, 2010, no Major Supplier has threatened to materially decrease or limit its sales to Seller. Since December 31, 2010, no termination, cancellation or material limitation of, or any material modification or change in, the business relationship with Seller occurred or, to the knowledge of Seller, has been threatened by any Major Supplier.

9.22      Employment. All of the employees of the Business are at-will employees. There are no management contracts, employment contracts or commitments between Seller and any employee or independent contractor that would restrict the ability of Seller to terminate the employment of any employee or to terminate Seller’s relationship with any independent contractor. Seller has furnished to Purchaser copies of all agreements with employees and independent contractors. Seller is, and since January 1, 2008, has been, in compliance with all applicable laws, rules and regulations respecting employment, including provisions relating to overtime pay, wages and hours, equal opportunity, collective bargaining, nondiscrimination, harassment, applicant and employee background checking, immigration, occupational health and safety, and the payment of social security and other Taxes. Schedule 9.22 contains a complete and accurate list of the following information for each employee of the Business, including each leased employee on leave of absence or layoff status: name; job title; current compensation paid or payable; other benefits (including bonuses) to which such employee may be entitled to receive; and sick and vacation leave that is accrued but unused. Seller has provided all of its employees with all wages, benefits, relocation benefits, bonuses and incentives or other compensation which became due and payable through the date of this Agreement. There are no organizing activities or collective bargaining arrangements that could affect the Business pending or under discussion with any labor organization, and no such activities have occurred since January 1, 2008. Since January 1, 2008 there has not been any labor strike, slowdown or work stoppage by any of the employees of the Business. There are no pending or, to Seller’s knowledge, threatened charges of unfair labor practices, employment discrimination or other wrongful action with respect to any aspect of employment of any person employed or formerly employed by in connection with the Business. Seller has not classified an individual as an “independent contractor” or of similar status who, according to a plan or contract or applicable law, rule, or regulation, should have been classified as an employee or of similar status.

9.23      Absence of Developments. Since January 1, 2012, and through the Closing Date, Seller has operated only in the ordinary course of business and has not made any change in the conduct or nature of any aspect of the Business, has not done anything to adversely affect the relationship of Seller to the customers or suppliers of the business, or failed to pay Accounts Payable or collect Accounts Receivable in the ordinary course of business consistent with past practice or in any manner that cause a disruption in the Business or the provision of services to Seller’s customers.

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9.24      Insurance. The attached Schedule 9.24 sets forth each insurance policy maintained by the Seller or MCH on the Business and its properties, assets, products or personnel (the “Insurance Policies”), including, with respect to each Insurance Policy, the name of the insurer, the policy effective dates, all pending claims, and a claim history since January 1, 2009 with respect to each Insurance Policy and each past insurance policy relating to the Business. Each of the Insurance Policies is valid and binding and in full force and effect, all premiums due thereunder have been paid when due, no further premiums will be due after the Closing with respect to any period prior to Closing, all claims under the Insurance Policies have been reported on a timely basis, and neither Seller nor MCH has received any written notice of cancellation or termination or intent to cancel any Insurance Policy. The Insurance Policies will not in any way be affected by, terminate or lapse by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Neither Seller nor MCH is in material default with respect to any provision contained in any Insurance Policy and has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion. Seller and MCH have complied with all requirements to purchase insurance under any Contract or law, rule or regulation, including requirements to provide or retain evidence of such insurance.

9.25.      Related Party Transactions. Except as set forth on the attached Schedule 9.25, no shareholder, officer, director, or employee of Seller, MCH, or any of their respective affiliates (each a “Related Party”) (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business, (b) owns, of record or as a beneficial owner, an equity interest or any other financial interest in an entity that has had business dealings or a material financial interest in any transaction with Seller, or (c) is a party to any Contract with, or has any claim or right against, Seller (except pursuant to employment agreements with Seller in the ordinary course of business and consistent with past practice or under any Plan). Except as set forth on the attached Schedule 9.24, Seller is not indebted, directly or indirectly, to any Related Party in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses, nor is any Related Party indebted to Seller, except for advances made to employees of Seller in the ordinary course of business for reimbursable business expenses anticipated to be incurred by such obligor.

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9.26      Employee Benefit Plans. Schedule 9.26 lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), and each other employment, incentive (equity or otherwise), severance, retention, change in control, fringe benefit, perquisite or other compensatory agreement, policy, plan or arrangement provided or maintained by Seller or MCH to, with or for the benefit of any current or former employee, director or consultant of Seller or MCH or any of their respective dependents or beneficiaries (a “Plan”). Except as set forth on the attached Schedule 9.26, each Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) is so qualified and is covered by a favorable determination letter or opinion letter from the Internal Revenue Service, and Seller is not aware of any facts or circumstances that could reasonably be expected to jeopardize the qualification of such Plan. Each trust maintained in connection with each such qualified Plan is exempt from taxation. The Plans comply in form and in operation in all material respects with their terms and the requirements of all applicable laws, rules, and regulations. With respect to each Plan, Seller has provided to Purchaser true and complete copies of all Plan documents. With respect to the Plans, (i) all required contributions have been timely made, (ii) there are no claims pending or, to Seller’s knowledge, threatened, other than routine claims for benefits, (iii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and (iv) all material reports, returns and similar documents required to be filed with any governmental body or distributed to any Plan participant have been timely filed or distributed. No Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA and, within the preceding six years, neither Seller nor MCH was a participating employer in or had any obligation under or with respect to any “employee pension plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Section 412 of the Code or to Title IV of ERISA. No liability under Title IV of ERISA, direct or indirect, has been or may be incurred by Seller or MCH. Neither Seller nor MCH contributes to, has ever contributed to or has ever incurred any liability or is reasonably likely to incur any liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA). The execution and delivery of this Agreement and performance of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Plan or Contract that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or other service provider or (ii) result in the triggering or imposition or any restrictions or limitations on the right of Seller to amend or terminate any Plan or Contract (or result in adverse consequences for so doing). Any Plan or Contract that provides for non-qualified deferred compensation subject to Section 409A of the Code complies in form and operation with the requirements of Section 409A of the Code. Except as required by COBRA, no Plan provides post-termination group health or other welfare benefits to any current or former employee, director or consultant (or any of their dependents or beneficiaries). No Plan is maintained outside the jurisdiction of the United States, or covers any employee permanently residing or working outside the United States.

9.27      Taxes. Except as set forth on the attached Schedule 9.27:

(a)       Seller and MCH have properly prepared and duly and timely filed (taking into account any applicable extensions) all Tax Returns required to be filed by them with the appropriate governmental body in all jurisdictions in which any such Tax Returns were required to be filed. Each such Tax Return has been prepared in compliance with all applicable laws, rules and regulations and all such Tax Returns are accurate, complete and correct. All Taxes payable by or on behalf of Seller or MCH, regardless of whether shown on such Tax Returns, have been fully and timely paid. The cash reserves or accruals for Taxes provided in the books and records of Seller and MCH with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing have been established in accordance with GAAP and are sufficient for all unpaid Taxes of Seller and MCH through and including the Closing Date (including, without limitation, with respect to any Taxes resulting from the transactions contemplated by this Agreement). Seller and MCH have provided to Purchaser correct and complete copies of all Tax Returns of Seller and MCH for taxable periods ending on or after December 31, 2007, and all examination reports, and statements of deficiencies assessed against or agreed to by Seller or MCH issued since December 31, 2007. Seller and MCH have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate governmental bodies all Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

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(b)       Except as set forth on Schedule 9.27(b), no Tax Return concerning or relating to the Business or with respect to Seller’s or MCH’s income, operations, assets or activities for any taxable period or portion thereof since December 31, 2007 has been audited or examined by a governmental body. There is no Tax proceeding now in progress, pending or threatened in writing against or with respect to Seller or MCH. All deficiencies asserted or assessments made as a result of any Tax proceeding by any governmental body of the Tax Returns of or covering or including Seller or MCH have been fully paid. No claim has been made by a governmental body in a jurisdiction where Tax Returns concerning or relating to Seller or MCH or with respect to Seller’s or MCH’s income, operations, assets or activities have not been filed that it is or may be subject to taxation by that jurisdiction. No issue has been raised by any governmental body in any prior audit or examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(c)       There are no liens, claims or encumbrances for Taxes on the Assets.

9.28      Payments Due to Recruiters. Except as set forth on Schedule 9.28, Seller owes no payments due to recruiters as bonuses, commissions or otherwise arising from placement of any Seller employee that are due on or after the Closing Date. Seller shall pay those amounts directly to recruiters and shall furnish Purchaser with proof, satisfactory to Purchaser in Purchaser’s sole discretion, that the amounts due to recruiters have been paid.

9.29      Survival. The foregoing representations and warranties set forth in this Article IX shall be deemed renewed by Seller and MCH at the Closing as if made at such time and shall survive for a period of two years after the Closing Date.

ARTICLE X.

CONDITIONS OF CLOSING

10.1      Conditions to Purchaser’s Obligations. All obligations of Purchaser hereunder are, at the option of Purchaser, subject to the conditions that, at the Closing Date:

(a)       All representations and warranties of Seller and MCH contained in this Agreement shall be true and correct as of the Closing Date in all respects.

(b)       Seller and MCH shall have performed all covenants, and commitments in this Agreement up to the Closing Date and shall have tendered the required documents, instruments and certificates as set forth in this Agreement.

(c)       The Contracts of Seller’s Customers that Purchaser, in Purchaser’s sole discretion, deems desirable for the conduct of the Business shall have been assigned to Purchaser effective as of the Closing Date, and the consent of Seller’s Customers to the assignment shall have been obtained in writing.

(d)       Seller, Purchaser and Paragon Financial Group, Inc. shall have reached agreement on the process for payment to Purchaser after the Closing Date of 100% of the Accounts Receivable purchased by Purchaser.

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(e)       No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which may affect the right of Purchaser to own, operate or control after the Closing Date the Assets and the Business.

(f)       All action, necessary to authorize (i) the execution, delivery and performance by the Seller and MCH of this Agreement and any other agreements or instruments contemplated hereby or thereby to which Seller or MCH is a party and (ii) the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Seller and MCH.

(g)       Seller and MCH shall have obtained the approvals, consents and authorizations of all third parties and/or governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements.

(h)       Purchaser shall have entered into a lease or an assignment of lease for the Leased Premises at 4800 T Rex Avenue, Suite 310, Boca Raton, FL 33461, on terms and conditions satisfactory to Purchaser.

(i)        Seller shall have conducted the Business only in the ordinary course of business during the period between the date of this Agreement and the Closing Date and shall have used best efforts to preserve intact the goodwill and business relationships of the Business with its employees, independent contractors, customers, suppliers, and other persons having business relationships with the Business.

(j)        From the date of this Agreement, there shall not have occurred any event or events that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to have a material adverse effect on the Seller, MCH, the Business or the Assets.

(k)       Seller shall have delivered to the Purchaser non-competition agreements (collectively, the “Executive Noncompetition Agreements”) duly executed by Jeff Rosenfeld, Anthony J. Nicolosi a/k/a Anthony Peluso and Brian Neill (collectively, the “Executives”), all in form acceptable to Purchaser.

(l)        Seller and MCH shall have delivered to Purchaser such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

10.2      Conditions to Seller’s and MCH’s Obligations. All obligations of Seller and MCH hereunder are, at the option of Seller, subject to the conditions that, at the Closing:

(a)       All representations and warranties made in this Agreement by Purchaser shall be true and correct as of the Closing Date in all material respects.

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(b)       Purchaser shall have tendered the required documents and certificates at the Closing as required by this Agreement.

(c)       The Purchase Price due at the Closing shall have been paid by Purchaser.

(d)       Seller shall have obtained consent of its Landlord to terminate or assign its lease for the Leased Premises as of the Closing Date.

ARTICLE XI.

TERMINATION OF AGREEMENT

11.1      Termination. At any time prior to the Closing Date, this Agreement may be terminated (i) by the consent of the Purchaser and Seller, (ii) by Seller if there has been a misrepresentation, breach of warranty or breach of covenant by Purchaser in its representations, warranties and covenants set forth herein, (iii) by Purchaser if there has been a misrepresentation, breach of warranty or breach of covenant by the Seller or MCH in its representations, warranties and covenant set forth herein, (iv) by the Seller if the conditions stated in Section 10.2 have not been satisfied at or prior to the Closing Date or (v) by Purchaser if the conditions stated in Section 10.1 have not been satisfied at or prior to the Closing Date.

11.2      Effect of Termination. If this Agreement shall be terminated as above provided, all obligations of the parties hereunder shall terminate without further obligation or liability to the other party.

11.3      Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 10.1 hereof have not been satisfied at or prior to the Closing, Purchaser shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 10.2 hereof have not been satisfied at or prior to the Closing, the Seller may determine to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

ARTICLE XII.

COVENANT NOT TO COMPETE, CONFIDENTIALITY, AND OTHERS

12.1      Non-Competition and Non-Solicitation. Seller and MCH (each a “Seller Party” and collectively the “Seller Parties”) each acknowledge that (i) the Business is conducted primarily in the United States; (ii) the Seller Parties have intimate and valuable knowledge of the Business, as well as technical, financial, customer, supplier and other confidential information related to the Business, which, if exploited by the Seller Parties in contravention of the terms of this Agreement, would seriously, adversely and irreparably affect the ability of the Purchaser to continue to conduct the Business previously conducted by the Seller Parties; (iii) the agreements and covenants contained in this Agreement, as they relate to the Business and otherwise, have been determined by the Purchaser to be essential to protect the Business and its related goodwill; and (iv) the Purchaser would not consummate the transactions contemplated by this Agreement but for such agreements and covenants. Accordingly, the Seller Parties each covenant and agree as follows:

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(a)       Non-Compete. For a period of five (5) years following the Closing (the “Restricted Period”), no Seller Party shall, directly or indirectly, (A) engage in the Business for such Seller Party’s own account; (B) except as agreed to in writing by the Purchaser, render any services to any Person engaged in such activities; or (C) become interested in any such Person in any capacity, including as a partner, shareholder, principal, agent, trustee or consultant.

(b)       Non-Solicitation of Employees. During the Restricted Period, no Seller Party shall, either directly or indirectly, hire, solicit or encourage any employee to leave the employment of the Purchaser or any affiliate thereof (each, a “Protected Party” and collectively, the “Protected Parties”).

(c)       Discontinuation of Business Relationships. During the Restricted Period, no Seller Party shall, directly or indirectly, seek to induce or otherwise cause any customer, supplier, licensee or any other Person with whom any of the Protected Parties has a business relationship, whether by contract or otherwise, to discontinue or alter in a manner adverse to any Protected Party, such business relationship. Notwithstanding the foregoing, nothing shall prohibit MCH from continuing to utilizing, attorneys, accountants and other professionals with the ongoing operations of MCH whether or not these professionals choose to continue any business relationship with the Purchaser.

(d)       Confidential Information. Each Seller Party shall keep confidential and shall not, without the prior express written consent of the Purchaser, use, disclose or provide access to, any confidential information relating to the Business of any Protected Party, including customer lists and other information, except: (A) any information required to be disclosed by law or court order; and (B) any information that is otherwise available to the public or in the public domain, other than as a result of a disclosure by any Seller Party, in violation of confidentiality obligations under any agreement with a Protected Party.

12.2      Rights and Remedies Upon Breach. If any Seller Party breaches, or threatens to commit a breach of, any of the provisions of this Section (the “Restrictive Covenants”), the Protected Parties shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Protected Parties under law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Protected Parties and that money damages would not provide an adequate remedy to the Protected Parties; and (ii) the right and remedy to require the Seller Parties to pay to the Protected Parties all damages, losses, costs or expenses incurred by any Protected Party as the result of any action constituting a breach of the Restrictive Covenants. The Seller Parties shall be obligated to pay the costs of enforcement of this Agreement by any Protected Party in connection with either such remedy, including, but not limited to, reasonable attorneys fees and court costs.

12.3       Severability of Covenants. Each Seller Party acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable as to such Seller, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect as to such Seller Party, without regard to the invalid portions.

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12.4      Blue-Penciling. It is expressly understood and agreed that although each Seller Party considers the Restrictive Covenants to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against such Seller Party, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12.5      Enforceability in Jurisdictions. The Purchaser and the Seller Parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Purchaser and the Seller Parties that such determination not bar or in any way affect the Purchaser’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants, as to breaches of the Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

12.6      Change of Name. Within two days after the Closing Date, Seller shall file with the appropriate Secretaries of State to change its corporate name to one mutually agreed upon by the parties and Seller agrees that, from and after the Closing, Purchaser has the exclusive right to conduct business under the name “Medical Connections”, and Seller shall not use or seek to register in connection with any business, product or service such name or trademark, or any other trademark confusingly similar thereto.

12.7      Website. Seller agrees that within 10 days after the Closing Date Seller will post a prominent notice on the home page of its website www.medicalconnections.com and MHI will post a notice on the home page of its website www.MCTHcorporate.com that the operations of Seller have been sold to Purchaser. The notice shall contain a hyperlink to the www.trustaff.com website, contact information, and any other information requested by Purchaser.

12.8      Successors and Assigns. Notwithstanding any other provision of this Agreement, the provisions of this Article shall be enforceable by Purchaser and its successors and assigns.

12.9      Guaranty. MCH unconditionally, absolutely and irrevocably guarantees to Purchaser the full and prompt performance and any payment when due of any and all obligation or liability of it subsidiary the Seller owed to Purchaser arising under this Agreement or any ancillary agreements delivered in connection with this Agreement. This guaranty is a continuing guaranty and shall remain in full force and effect until all of Seller’s obligations have been performed or paid in full. MCH is directly and primarily liable to Purchaser independent of the obligations of Seller and the liability of MCH shall survive discharge or compromise of any obligation of Seller in bankruptcy or otherwise. Purchaser may from time to time modify, waive change or amend the terms of this Agreement and any modification, waiver, change or amendment will not affect the guaranty of MCH. MCH hereby waives notice of any and all modifications, waivers, changes or amendments of Seller’s obligations under this Agreement.

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This Guaranty shall continue for a period of two years following the Closing Date.

ARTICLE XIII.

MISCELLANEOUS

13.1.      Assignment. This Agreement shall not be assigned or assignable by Seller, MCH or Purchaser without the express written consent of all other parties. This Agreement shall inure to the benefit of and be binding on the parties and their respective successors and assigns.

13.2.      Effect of Agreement; Entire Agreement. This Agreement (including the exhibits schedules hereto) contains the entire agreement between the parties with respect to the matters contained herein and extinguishes all prior negotiations with respect thereto. No modification hereof shall be valid unless it is in writing and signed by all parties.

13.3.      Captions. All article, schedule, and exhibit headings are inserted for the convenience of the parties and shall not be used in any way to modify, limit, construe, or otherwise affect this Agreement.

13.4.      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

13.5.      Electronic/Facsimile Signatures. The electronic signature of any party hereto shall be as binding as the original signature of that party for all purposes; and the copy of any party’s signature to this Agreement delivered by facsimile, e-mail, or other such other electronic means shall be as binding and enforceable as the party’s original signature to this Agreement.

13.6.      Negotiation of Terms. The parties hereto expressly acknowledge that they have read, understand, and agree on all of the terms of this Agreement, and that each party had the opportunity to negotiate its terms, was represented by counsel at the time of executing this Agreement or had the opportunity to be so represented, and that this Agreement shall not be construed against the drafter.

13.7.      Waiver. Each of the parties may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other party; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered under this Agreement; (iii) waive compliance with any of the covenants of the other party contained in this Agreement; or (iv) waive, in whole or in part, performance of any of the obligations of the other party. No action taken under this Agreement, including, but not limited to, the consummation of the closing or any knowledge of or investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, possessing such knowledge, or performing such investigation of compliance with the representations, warranties, covenants, and agreements contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

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13.8.      Delay not a Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

13.9.      Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of Ohio without giving effect to the rules governing conflict of laws.

13.10.    Gender. Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include the feminine and the neuter, references to the neuter shall be deemed to include the masculine and the feminine, and references to the plural shall be deemed to include the singular and the singular to include the plural.

13.11.    Further Assurances. Unless otherwise expressly stated herein, each of the parties shall use its Best Efforts to bring about the transactions contemplated by this Agreement as soon as practicable, including the execution and delivery of all instruments, assignments, and assurances, and shall take or cause to be taken reasonable further or other actions necessary or desirable to carry out the intent and purposes of this Agreement.

13.12.    Business Days. “Business Days” shall mean each Monday through Friday, excluding United States and Ohio State holidays.

13.13.    Attorneys’ Fees. In the event a lawsuit is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, the prevailing party shall be entitled to recover the party’s costs of suit and reasonable attorneys’ fees incurred through all trial and appellate levels of litigation from the non-prevailing party.

13.14.    References to Agreement. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Agreement and not to any particular section, article, provision, annex, exhibit, schedule, or paragraph unless so required by the context.

13.15.    Schedules and Exhibits. Schedules and exhibits to this Agreement (and references to part or parts of them) shall, in each instance, include the schedules or exhibits (as the case may be) attached to this Agreement as well as amendments to the schedules or exhibits. All schedules and exhibits shall be deemed an integral part of this Agreement, and are incorporated into this Agreement by reference.

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13.16.    Jurisdiction; Service of Process. Any action, arbitration, hearing, litigation or suit (“Proceeding”) commenced, brought, conducted or heard by or before, or otherwise involving any court of arbitrator arising out of or relating to this Agreement or any transactions contemplated by this Agreement shall be brought exclusively in the courts of the State of Ohio, County of Hamilton, or, in the United States District Court for the Southern District of Ohio, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

13.17.    Severability. Each section, subsection, and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant, or provision. If any provision of this Agreement shall be determined to be unlawful, that provision shall be deemed to be modified to the minimum extent necessary to make such term valid and enforceable, and the remaining terms of the Agreement will not be affected.

13.18.    Rights in Third Parties. Except as otherwise specifically provided, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer on or give any person, firm, or corporation, or other business entity, other than the parties and their respective shareholders, members and owners any rights or remedies under or by reason of this Agreement.

13.19.    Expenses. Each party shall pay its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

13.20.    Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section:

If to Seller:	Anthony Nicolosi, President
Medical Connections Holdings, Inc.
4800 T-Rex Avenue, Suite 310
Boca Raton, FL 33431
Facsimile: (561) 353-2169

with a copy to:	Jeffrey G. Klein, P.A. 301 Yamato Road Suite 1240 Boca Raton, FL 33431 Facsimile: (561) 994-6693

If to Purchaser:	Trustaff Medical Connections, LLC 4270 Glendale Milford Rd. Cincinnati, OH 45242 Facsimile: (513) 354-6607

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with a copy to:	Matthew S. Parrish, Esq. Cors & Bassett, LLC 537 East Pete Rose Way Suite 400 Cincinnati, OH 45202 Facsimile: (513) 852-8222

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and facsimile or telecopy, upon the first attempted delivery on a Business Day.

13.21.    Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.22.    Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.23.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

13.24.    Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to “Articles,” “Sections” and “Paragraphs” shall refer to corresponding provisions of this Agreement.

13.25.    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

13.26.    Integration. This Agreement and the schedules and exhibit to the Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

The remainder of this page is intentionally blank.

The next page is the signature page.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the day and year first above written.

MCH:

Medical Connections Holdings, Inc.

By:
Anthony Nicolosi, President

SELLER:

Medical Connections, Inc.

By:
Anthony Nicolosi, President

PURCHASER:

Trustaff Medical Connections, LLC

By:
Brent Loring, Manager

[Signature Page Asset Purchase Agreement]

LIST OF SCHEDULES

Schedule 2.1(a):	Assets
Schedule 2.1(b):	Intangible Rights and Property
Schedule 2.1(c):	Customer List
Schedule 2.1(f):	Intellectual Property
Schedule 2.1(g):	Permits, Licenses
Schedule 2.1(i):	Accounts Receivable
Schedule 2.2(f):	Excluded Assets necessary for MCH
Schedule 3.2:	Adjustment Amount
Schedule 3.3:	Assumed Contracts
Schedule 3.6:	Purchase Price Allocation
Schedule 9.2:	Jurisdictions in which Seller is admitted to do Business
Schedule 9.7:	Encumbrances
Schedule 9.8:	Accounts Receivable (see Schedule 2.1(j))
Schedule 9.9:	Accounts Payable
Schedule 9.10(a):	Financial Statements
Schedule 9.14:	Required Consents
Schedule 9.16:	Intellectual Property (See Schedule 2.1(f))
Schedule 9.17:	Contracts
Schedule 9.18:	Leased Premises
Schedule 9.20:	Seller’s 30 Largest Customers
Schedule 9.21:	Seller’s 10 largest Suppliers
Schedule 9.22:	Employees
Schedule 9.24:	Insurance Policies
Schedule 9.25:	Related Party Transactions
Schedule 9.26:	Employee Benefit Plans
Schedule 9.27:	Exceptions to Tax Return Filings
Schedule 9.27(b):	Tax Return Audits or Claims
Schedule 9.28:	Payments Due to Recruiters

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